EXHIBIT 10.21

[Execution Copy]

STATE OF LOUISIANA

PARISH OF CALCASIEU

STOCK PURCHASE AGREEMENT

BE IT KNOWN, that before the undersigned Notaries Public in the States of Louisiana and Florida and in the presence of the undersigned competent witnesses, personally came and appeared:

ROGER L. MILLER and YVONNE LEGER MILLER, husband and wife, residents of the State of Louisiana (collectively, “MILLER”), domiciled in the Parish of Calcasieu and whose mailing address is declared to be 6128 White Oak Drive, Lake Charles, Louisiana 70615;

ROBERT E. CHRISTMAN and LOUISE C. CHRISTMAN, husband and wife, residents of the State of Louisiana (collectively, “CHRISTMAN”), domiciled in the Parish of Calcasieu and whose mailing address is declared to be 809 Henrietta Lane, Lake Charles, Louisiana 70605;

(MILLER and CHRISTMAN are sometimes referred to collectively as  “Sellers” and each is sometimes individually referred to as a “Seller”); and

JALOU II, INC.,  a Louisiana corporation (“Purchaser”), domiciled and having a place of business in the Parish of St. Martin, State of Louisiana and whose mailing address is declared to be 1869 Mills Highway, Breaux Bridge, Louisiana 70517, herein represented by its duly authorized agent Jeffrey P. Jacobs, each of whom did execute this Agreement on December 12, 2005 (the “Agreement Date”).

WITNESSETH:

WHEREAS, the Purchaser desires to acquire all of the issued and outstanding shares of stock of Fuel Stop 36, Inc., a Louisiana corporation (“Company”);

WHEREAS, the Company owns the assets and operations of a truck stop located at 108 N. Highway 397, Lake Charles, Calcasieu, Louisiana 70616 (the “Truck Stop”);

WHEREAS, the Truck Stop provides, inter alia, retail motor and diesel fuels, convenience store and restaurant operations for sale to or use by the general public as well as video draw poker devices for play by the general public;

WHEREAS, the Tract B-2 Sellers own the Tract B-2 (as hereinafter defined);

WHEREAS, Sellers own all of the issued and outstanding shares of the Company’s stock and are willing to sell those shares to Purchaser on the terms and conditions set forth herein; and

WHEREAS, the Tract B-2 Sellers are willing to sell Tract B-2 to the Purchaser for the Tract B-2 Purchase Price.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and other good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           “Agreement” shall mean this Stock Purchase Agreement.

1.2           “Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.  The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of securities, by contract or otherwise.

1.3           “Acquired Assets” shall mean all assets, real property, privileges, rights, intellectual property licenses, interests and claims (whether personal, tangible or intangible) of every type and description owned by any Seller or the Company and used in the operation of the Truck Stop, other than the Excluded Assets.  Acquired Assets specifically includes those items listed on Schedule 1.3.

1.4           “Adverse Effects of Hurricane Rita” shall mean those items listed on Schedule 1.4 as having been “repaired” or “unrepaired” as of the Closing Date.  Purchaser shall have the right to apply any insurance proceeds received after the Closing, as a result of any claims made prior to the Closing, first against the reasonable costs to repair of those items on Schedule 1.4 listed as “unrepaired” and then shall disburse any remaining balance to the Sellers for those items listed as “repaired”.

1.5           “Business Day” shall mean a day other than a Saturday, Sunday or other day on which the banks in the State of Louisiana are not required or authorized to close.

1.6           “Capitalized Lease” means a lease under which the obligations of the lessee should, in accordance with generally accepted accounting principles consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

1.7           “Closing” shall mean the consummation of the transactions contemplated in this Agreement.

1.8           “Closing Date” shall mean the date on which the Closing occurs.

1.9           “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

1.10         “Company” shall mean Fuel Stop 36, Inc., a Louisiana corporation with its principal place of business established at 108 N. Highway 397, Lake Charles, Calcasieu, Louisiana 70616 and owned by Sellers.

1.11         “Deposit” shall mean the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00).

1.12         “Devices” shall mean “Video Draw Poker Devices” as defined in the Video Draw Poker Devices Control Law, Louisiana Revised Statutes, Title 27:301 et seq., as amended from time to time.

1.13         “Easement” shall mean that certain easement in form and substance substantially similar to the easement attached hereto as Exhibit A.

1.14         “Environmental and Safety Requirements” means all federal, State, parish and local statutes, regulations, rules, ordinances and similar provisions having the force or effect of law, all licenses, permits, authorizations, approvals, covenants or criteria having the force or effect of law, all guidelines having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law and equitable doctrines (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability), in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended and as now or hereafter in effect (or any successor legislation thereto).

1.15         “Escrow Holdback” shall equal the sum of Seventy-Five Thousand Dollars ($75,000).

1.16         “Establishment License” shall mean a Type V license to operate Devices at a qualified truck stop facility as defined in the Video Draw Poker Devices Control Law, Louisiana Revised Statutes, Title 27:301 et seq., and in Chapter 42 of the Louisiana Administrative Code, both as amended from time to time, for the Premises.

1.17         “Excluded Assets” shall mean those assets of the Company which are reserved unto Sellers, that shall not be conveyed to Purchaser at the Closing, which are more fully described in Schedule 1.17.

1.18         “Excluded Liabilities” shall mean those liabilities of the Company which shall be assigned and transferred on or before the Closing to the Sellers, which shall not be liabilities or obligations of the Company nor conveyed to Purchaser upon the Closing, which are more fully described in Schedule 1.18.

1.19         “Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than 30 days past due, (iv) any commitment by which a Person insures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any obligations for which a Person is obligated pursuant to a guarantee, (vi) any obligations under Capitalized Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) net obligations under hedging arrangements (including without limitation derivatives) designed to protect a Person against fluctuations in interest rates, currency exchange rates, commodity prices or other financial transactions.

1.20         “Investment” as applied to any Person means (i) any direct or indirect ownership, purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including partnership interests, membership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

1.21         “Knowledge” or any derivation thereof, shall mean, knowledge of a condition or set of facts as has been obtained from any source, including, regardless of any common law or statutory definition of the foregoing, information which would cause a reasonable person to inquire further.  As to any entity, “knowledge” shall include the knowledge of each officer, owner, director or manager thereof.

1.22         “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, charge or other restriction of any kind whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Seller for use in the Truck Stop under a lease which is not in the nature of a conditional sale or title retention agreement.

1.23         “Listed Devices” shall mean those Devices listed on Schedule 1.23.

1.24         “Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization and a government or agency or political subdivision thereof.

1.25         “Purchase Price” shall mean a sum equal to FIVE MILLION SIX HUNDRED THOUSAND AND NO/100 ($5,600,000.00) DOLLARS.

1.26         “Required Inventory Levels” shall mean that at the Closing there shall exist at the Truck Stop sufficient inventories of fuel, food and convenience store-type items as are appropriate for the nature and scope of the Company’s operations; provided, however, in no event, shall the amount of the Company’s inventory for any item of inventory, including, but not limited to fuel, food or convenience items, be less than the average amount of inventory for that item at any time during the preceding twelve (12) month period.

1.27         “Schedules” shall mean the Schedules attached to and referred to in this Agreement, each of which is incorporated herein as if fully rewritten herein.

1.28         “Securities Act” shall mean the Securities Acts of 1933 and 1934, as amended, or any similar federal law then in force.

1.29         “Shares” shall mean the one hundred (100) issued and outstanding shares of the Company’s common stock which are all of the outstanding and issued common stock of the Company.

1.30         “State” shall mean the State of Louisiana.

1.31         “Tax” or “Taxes” means any federal, state, county, parish, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, gaming, environmental, communications, real or personal property, capital stock, membership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes or fees of any kind whatsoever (including deficiencies, penalties, additions to tax or fees, and interest attributable thereto) whether disputed or not.

1.32         “Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and any amendment thereof.

1.33         “Title Company” shall mean Lawyers Title Insurance Corporation of Baton Rouge, Louisiana.

1.34         “Tract A” shall mean that tract of land identified as “Tract A” on that certain ALTA Survey prepared by C. Mistric Surveyors, Inc., dated                   , a copy of which is included herein as part of Exhibit B.

1.35         “Tract B-2” shall mean that tract of land identified as “Tract B-2” on that certain ALTA Survey prepared by C. Mistric Surveyors, Inc., dated                              , a copy of which is included herein as part of Exhibit B.

1.36         “Tract B-2 Purchase Price” shall mean the sum of Three Hundred Thousand and no/100 Dollars ($300,000.00).

1.37         “Tract B-2 Sellers” shall mean Christman.

ARTICLE II

PURCHASE AND SALE OF SHARES
AND CERTAIN COVENANTS

2.1           Sale of Shares.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date for the Purchase Price, Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, free and clear of all Liens and encumbrances whatsoever, the Shares.  The purchase of the Shares specifically includes the purchase of the Company’s goodwill.

2.2           Consideration for Obligation Not To Do.  The parties agree that One Hundred Thousand Dollars ($100,000) of the Purchase Price represents the monetary consideration paid to Christman and Miller for the “Obligation Not to do” as contained below.  The parties acknowledge and agree that this allocation is a reasonable allocation given the individuals’ relative abilities and experience in the gaming industry.

2.3           Sale of Tract B-2.  Concurrently with the sale of the Shares, the Tract B-2 Sellers shall sell, by execution and delivery of the Act of Cash Sale attached hereto as Exhibit C,  the Tract B-2 to the Purchaser for the Tract B-2 Purchase Price, free and clear of all Liens and encumbrances except those listed on Schedule 2.2.

2.4           Closing.  The Closing of the sale of the Shares and the Tract B-2 shall take place on December 16, 2005 and the parties shall meet on December 15, 2005 to execute any and all necessary documents to be effective on December 16, 2005.  The Closing shall take place at the offices of: (a) Joseph A. Delafield (“Delafield”), A Professional Corporation, in Lake Charles, Louisiana, or (b) the Title Company or such other location to which Sellers and Purchaser mutually agree.

2.5           Taxes.  Sellers shall be personally responsible for paying, and if necessary shall reimburse the Company for, all Taxes attributable to the Company’s operations and ownership for all periods on or prior to the Closing Date, including but not limited to, penalties and interest, that are unpaid as of the Closing.  Purchaser shall be solely responsible for all Taxes accruing or related to the operations and ownership of the Company after the Closing Date.

2.6           Accounts Receivable.  Sellers shall retain all of the Company’s accounts receivable outstanding and/or accrued as of the Closing Date (“Pre-Closing Accounts Receivables”).

Sellers shall have no interest in nor right to any of the Company’s accounts receivables that accrue or arise after the Closing Date.  The Pre-Closing Accounts Receivables are Excluded Assets and shall not pass with the sale of the Shares.  The Seller’s shall also retain the right, after the Closing Date, to collect any of the Pre-Closing Accounts Receivables.

2.7           Trade Payables.  Purchaser shall be responsible for the Company’s trade payables incurred in the ordinary course of business following 7:00 a.m., on the Closing Date.  Sellers shall be responsible for the Company’s trade payables incurred in the ordinary course of business prior to 7:00 a.m., on the Closing Date even if invoices related thereto are not received until after the Closing Date.

2.8           Distribution of Certain Assets.  Effective immediately prior to the Closing, Sellers may cause the Company to distribute to them “as is, where is” all of the Excluded Assets.  Sellers shall have a reasonable amount of time after the Closing to physically remove such of the Excluded Assets that remain on the Company’s premises; provided, however, Sellers shall cause such removal only with advance notice to the Purchaser and in such a manner so as to minimize the disruption to the Company’s operations.  Sellers shall be responsible for all risk of damage to, or loss of, any Excluded Assets both before and after their removal from the Company’s premises and any damage to the Company’s assets or operations arising form such move.  Sellers shall be responsible for all Taxes incurred by the Company resulting from the distribution of the Excluded Assets.  If, after the Closing, the Company is required to pay any Taxes related to the distribution of the Excluded Assets, Sellers shall promptly reimburse the Company for the same.

2.9           Checking Accounts.  On or prior to the Closing Date, Sellers shall remove all funds from the Company’s operating account, save and except for $100,000.00 which shall remain therein following sale of the Shares.

2.10         Due Diligence.  Purchaser shall have the right from and after the Agreement Date through the Closing Date to conduct such inspections, test, surveys, reviews, audits, including soil borings and like tests, of all of the Company’s assets and operations and so much of the Sellers’ assets and records as shall relate to the Company’s operations as the Purchaser, in its sole discretion, shall deem necessary.  Purchaser shall be solely responsible for the costs of all such due diligence and shall hold the Company and the Sellers harmless from any costs, fees or damages they may suffer as a result of Purchaser’s due diligence hereunder, excluding the discovery of any pre-existing conditions.

2.11         Deposit.  Within ten (10) days following the Agreement Date, the Purchaser shall deliver the Deposit to the Title Company.  The Deposit shall be applied as a credit toward the Purchase Price by the Title Company at the Closing.  The Deposit shall be non-refundable to the Purchaser, except if the transactions contemplated by this Agreement fail to close as a result of a default by the Sellers.  Should the Purchaser fail to close under this Agreement for any reason other than a default by the Sellers, the Deposit shall be forfeited by the Purchaser to the Sellers as the full and final measure of their liquidated damages hereunder, and not as a penalty, and thereafter this Agreement shall be null and void and of no further force and effect.

2.12         Purchaser’s Right of Termination. Notwithstanding anything contained in this Agreement to the contrary and in addition to any other rights of termination of the Purchaser under this Agreement, if at any time prior to the Closing, any of the studies, inspections, audits, reviews or other activities performed pursuant to Section 2.9, or any other information (including information related to any Permits or the Purchaser’s financing o f the transactions contemplated herein), however gathered or obtained, shall reveal information or conditions unacceptable to the Purchaser, in its sole discretion, then Purchaser shall have the option to terminate this Agreement.  Upon receipt of such notice, this Agreement shall terminate and thereafter be null and void and of no further force and effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Purchaser that:

3.1           Corporate Organization and Capitalization.

(a)           The Company is duly formed, validly existing and in good standing under the laws of the State of Louisiana and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify.  The Company possesses all requisite power and authority, and all licenses, permits and authorizations necessary, to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.  The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

(b)           The Company owns one hundred percent (100%) of all right, title and interest to the Acquired Assets, excepting only Tract B-2, with full, unencumbered power and authority to convey the same.  The Acquired Assets are all of the assets used in or necessary for the operation of the Company and the Truck Stop and all of the Truck Stop’s operations are own one hundred percent (100%) by the Company.

(c)           The Shares constitute one hundred percent (100%) of the issued and outstanding common stock of the Company.  The Sellers collectively own one hundred percent (100%) of the Shares free and clear of any Liens or Indebtedness.  As of the Closing, neither the Company nor any Seller shall have any contractual obligations involving any profit participation features, nor shall it or they have outstanding any rights or options to subscribe for or to purchase any Shares or any securities or Investments convertible into or exchangeable for Shares.  As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Shares.  The Company has only one class of common stock.  Other than the Shares, there are no other Investments in the Company.

(d)           Each Seller is now and will be the sole, full legal and beneficial owner of the Shares, as set forth on Schedule 3.1(d), with full and absolute right and power to sell, assign and transfer the same.  After giving effect to the consummation of the transactions contemplated by this Agreement, the Purchaser will own the Shares formerly owned by each Seller free and clear of any Lien or Indebtedness and the Purchaser will own one hundred percent (100%) of the any Investment in the Company.

(e)           There are no statutory or contractual preemptive rights or rights of first refusal with respect to the transfer of the Shares hereunder.  Neither the Company nor any of the Sellers has violated any applicable federal or state securities laws in connection with the offer or sale of any Shares hereunder. The offer and sale of the Shares hereunder does not require registration under the Securities Act or applicable State or local securities or other laws.

(f)            There are no individuals who have any spousal or dower rights in any of the Shares or the Acquired Assets, under any federal, State or local law, including, but not limited to, Louisiana Civil Code Article 2531, who are not parties hereto.

(g)           The Company has no Affiliates and no Seller has any Affiliates with any Investment in the Shares, the Company or the Acquired Assets..

(h)           The execution, delivery and performance of this Agreement and all other agreements, instruments and transactions contemplated hereby and thereby to which any Seller is a party have been duly authorized by all requisite organizational approvals.  This Agreement and all other agreements and instruments contemplated hereby to which any Seller is a party each constitutes a valid and binding obligation of each Seller, as applicable, enforceable in accordance with its terms.  Assuming the payment of all Liens or Indebtedness by the Sellers, the execution and delivery by each Seller of this Agreement and all other agreements and instruments contemplated hereby to which any Seller is a party, the offering and sale of the Shares hereunder and the fulfillment of and compliance with the respective terms hereof by each Seller, does not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien or Indebtedness upon the Company or the Acquired Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third-party, any court or administrative or governmental body or agency pursuant to, the Articles of Incorporation or By-laws of the Company, or any law, statute, rule or regulation to which any Seller is subject or any agreement, instrument, order, judgment or decree to which any Seller or their assets are subject, other than: (a) appropriate notifications to the Louisiana State Police and Louisiana gaming authorities of the consummations of the transfers contemplated by this Agreement; and (b) appropriate licensure and/or findings of suitability of the Purchaser by the Louisiana Gaming Control Board.

3.2           No Distribution.  No assets of the Company, except: (i) such cash transferred prior to the sale hereunder as shall be necessary to ensure that the Company has not less than $100,000 in cash at the Closing; (ii) the Excluded Assets; and (iii) those assets sold or consumed in the ordinary course of the operations of the Company, have been distributed or otherwise disposed of during the six (6) months preceding the Agreement Date and no assets of the Company will be distributed from the Agreement Date to the Closing Date except those identified above.

3.3           No Indebtedness.  Neither the Company nor any of the Acquired Assets shall have any Indebtedness or Liens at the time of the transfer of the Shares hereunder except normal reoccurring trade payables.

3.4           No Adverse Change.  From January 1, 2005 to and through the Closing Date, save and except for the Adverse Effects of Hurricane Rita, there has not been nor shall there be any adverse change in the operating results, operations, condition (financial or otherwise), prospects, employee relations or customer or supplier relations of the Company or the Acquired Assets.

3.5           Permits.  Schedule 3.5 hereto lists all of the permits, rights, privileges and franchises in the name of or held by the Company (hereafter sometime referred to collective as the “Permits”).  Except as set forth on Schedule 3.5, those are all of the Permits required by the Company for the ownership of its properties and for the conduct of its business; all of the Permits are validly issued and in effect; and the execution and delivery of this Agreement, the performance of Sellers of Sellers’ obligation under this Agreement, and consummation by Sellers of the transactions contemplated by this Agreement shall not terminate, rescind or revoke the Permits or give any third party a right to terminate, revoke or rescind the same.

3.6           Company Agreements.  The Company is not a party to any contract, lease, employment agreement (other than unwritten employment at-will agreements which the Company can terminate at Closing without any liability), mortgage, security agreement, note, other evidence of Indebtedness or any other agreement of any nature, type, kind or duration (hereafter sometimes referred to individually as a “Company Agreement”) for which the Company will have continuing liability following the Closing.  Schedule 1.14 reflects all Excluded Liabilities which will be assigned and/or transferred to the Sellers, pursuant to instruments approved of by the Purchaser, prior to the Closing Date.   Each of the Sellers does hereby, individually, indemnify, defend and hold the Purchaser and the Company harmless from any claims, loss, fees, expenses or charge, including reasonable attorney’s fees, arising from or related to the Excluded Liabilities.  Sellers, as part of the Closing, shall deliver such release or other documents or instruments, reasonably acceptable to the Purchaser, evidencing the release of the Company and the Acquired Assets from the Excluded Liabilities.

3.7           Financial Statements.  Schedule 3.7 contains (a) the unaudited Financial Statements for the Company for the calendar years of 2001 through 2004 and (b) the Company’s 2005 Financial Statements for the months ended September 30, 2005, prepared by the Company’s accountant (collectively, “Financial Statements”) each in accord with generally accepted accounting principles.

(a)           The Financial Statements are: (i) true, accurate and complete, in all material respects; (ii) in accordance with the books and records of the Sellers and the Company; and (iii) fair presentations of the financial position and results of operations of the Truck Stop and the

Company, in conformity with generally accepted accounting principles applied on a consistent basis.

(b)           Each of the Sellers, jointly and severally, represent and warrant that the financial condition of the Company from and after the date of the last Financial Statements has only improved and that there has been no adverse change since such date that would otherwise adversely effect the Company, the Acquired Assets or the Financial Statements.

3.8           Absence of Certain Developments.  Except as set forth on Schedule 3.8 hereto, from and after July 1, 2004 and continuing until the Closing Date, there has not occurred, nor is there threatened, (a) any adverse change in the financial or other condition of the Company or in its assets, liabilities, properties, business or prospects or the Acquired Assets, and (b) to the best of the Sellers’ knowledge, no Seller is aware of any event or condition that has or might reasonably have an adverse effect on the Company’s financial condition, business, assets or prospects or the Acquired Assets, save and except the Adverse Effects of Hurricane Rita.

3.9           Compliance with Law.  To the best of Sellers’ knowledge, information and belief, except as set forth on Schedule 3.9 hereto, the Company is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject.

3.10         Pending and Threatened Actions.  Except as set forth on Schedule 3.10, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of any Seller’s knowledge, threatened against or affecting the Company, the Acquired Assets or pending or threatened by any Seller or the Company against any third party, at law or in equity, and affecting in any manner the Company or the Acquired Assets or the prospects thereof, before or by any federal, foreign, state, parish or local court, governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement).  Neither the Company nor any of the Sellers is subject to any arbitration proceedings or any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license or permit, including, but not limited to, the right to have Devices or sell liquor and sell or store petroleum products or by-products); and, to each Seller’s best knowledge information and belief, there is no basis for any of the foregoing.  Neither the Company, nor any Seller is subject to any judgment, order or decree of any court or other governmental agency, and has not received any written opinion or memorandum from legal counsel to the effect that it or they are exposed, from a legal standpoint, to any liability which may involve or be related, in any manner, to the Company or the Acquired Assets and which may have a continuing effect, after the Closing Date, upon the Company or the Acquired Assets or for which the Company or the Acquired Assets may incur any liability in any manner whatsoever.

(a)           Each Seller does, jointly and severally, hereby indemnify, defend and hold harmless the Purchaser, its assigns, and the Company from and against any and all expenses, claims, fees, damages or losses, including reasonable attorney’s fees, which the Purchaser or the Company may suffer as a result of any litigation matter, claim or choses in action existing or accruing as of the Closing Date or arising or filed thereafter and related, in any manner, to the operation of the Company or ownership of the Shares or Acquired Assets at or prior to the Closing Date (each a “Litigation Matter”).  Purchaser shall have the right, at its sole election, to participate in the defense of any Litigation Matter, including, but not limited to, requiring the defense to be conducted by legal counsel of its choice.

3.11         Absence of Undisclosed Liabilities and Indebtedness.  Except as set forth on Schedule 3.11 hereto, the Company does not have any liability or Indebtedness, absolute or contingent, which is not reflected in this Agreement, in the Financial Statements or in other Schedules or Exhibits to this Agreement.

3.12         Employees.  Schedule 3.12 lists all of the Company’s employees and each employee’s current salary and benefits, including but not limited to, their accrued vacation days with pay and accrued sick days with pay and the basis of determining the number of vacation days with pay and sick days with pay to which each employee is entitled.  Except as set forth on Schedule 3.12, the Company has no employees, has no employment contract with any of its employees and has no collective bargaining agreements covering any of its employees.  There are no controversies or labor troubles pending (or to the best of any Seller’s knowledge, information and belief threatened) between the Company and any of its employees; to the best of any Seller’s knowledge, information and belief, the Company has complied in all respects with all applicable Federal and state laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment; and there are no arrears in the payments of wages; withholding or social security taxes, unemployment or workingman’s compensation insurance premiums or other similar obligations.

3.13         Employee Benefit Plans.  Schedule 3.13 hereto lists all pension plans, profit-sharing plans, contracts, bonuses, commissions, savings, stock options, former or current employees of the Company or under which the Company has any obligation or liability (“Benefit Arrangements”).  To the best of any Seller’s knowledge, information and belief, the Benefit Arrangements are and have been administered in substantial compliance with their terms and the requirements of applicable law; the Pension Benefit Guaranty Corporation (“PBGC”) has not instigated or threatened to instigate proceedings to terminate any Benefit Agreements; no litigation or investigation is pending or threatened concerning or involving any Benefit Agreements; and no unfunded liability or accumulated funding deficiency exists under or with respect to Benefit Agreements which has not been properly reflected on the Financial Statements.

3.14         Title to Assets.  The Company has good and merchantable title to all of its assets and, excluding only Tract B-2, to the Acquired Assets.  Except as set forth on Schedule 3.14, none of the Company’s assets nor the Acquired Assets are subject to any mortgage, pledge, Lien, security interest, lease, encumbrance, Indebtedness or charge except for accrued Taxes not yet due and payable.

3.15         Condition of Tangible Property.  Each of the Acquired Assets is in good operating condition and repair, normal wear and tear excepted.

3.16         Brokerage.  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company or the Sellers for which the Purchaser or the Company shall have liability following the Closing, and Sellers agree to indemnify and hold Purchaser and the Company harmless against any costs or damages incurred as a result of any such claim.

3.17         Environmental Matters.  Except as listed on Schedule 3.17 hereto,

(a)           The operations of the Company comply in all respects with all Environmental and Safety Requirements except where any noncompliance shall not have an adverse effect on the condition (financial or otherwise), affairs or business operations of the Company or the Acquired Assets;

(b)           without limiting the generality of the foregoing, the Company and each Seller have obtained and complied with, and are in compliance, in all respects, with all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation and operation of the Truck Stop, including, but not limited to, the sale and storage of fuel and fuel oil; a list of all such permits, licenses and other authorizations is set forth on Schedule 3.17(b);

(c)           neither the Company, nor its current property or operations are subject to any order from or agreement with any governmental authority or third party respecting (i) the failure of the Company to comply with any Environmental and Safety Requirements or any remedial action or (ii) any environmental liabilities and costs arising from a violation or alleged violation of any Environmental and Safety Requirements except for those orders and agreements with which the Company has complied and are listed on Schedule  3.17(c);

(d)           neither the Company nor its operations is subject to any judicial or administrative proceeding alleging a violation of any Environmental and Safety Requirement and no Seller has received any notice (whether oral or written) related to the same nor to the best of any the Seller’s knowledge is there any reason or grounds for the same;

(e)           none of the current or past operations of the Company is subject of any investigation by any governmental authority evaluating whether any remedial action is needed to respond to a violation or threatened violation of any Environmental and Safety Requirements; and

(f)            Schedule 3.17(f) is a full, complete and accurate list of all Underground Storage and Aboveground Storage Tanks (UST’s and AST’s, respectively) on the Acquired Assets, each of which is now and has at all times prior hereto been operated and maintained in full compliance with all applicable Environmental and Safety requirements.

3.18         Insurance.  Schedule 3.18 lists all insurance policies and programs owned by the Company, the premiums for each insurance policy and program and the date on which each insurance policy and program premium is next due.  Except as set forth on Schedule 3.18, to the best of any Seller’s knowledge, information and belief, each of those insurance policies and programs is in full force and effect, and the insurance premiums for those policies and programs have been paid in full through the Closing Date.  There are no outstanding claims under any insurance policies or program.

3.19         Truck Stop Real Property.  To the best of each Sellers’ knowledge, there is not now pending nor threatened: (a) any litigation or proceeding to take all or any portion of the Acquired Assets by eminent domain; (b) any street widening or changes in any highway or traffic lanes or patterns in the immediate vicinity of the Truck Stop; or (c) other change or modification by a state, local or federal authority or agency which would adversely affect the Truck Stop or any of the Acquired Assets.  Further, (i) the Truck Stop is connected to and serviced by adequate water, natural gas, sewage disposal and electric facilities; (ii) all material systems of the Truck Stop, including, but not limited to, heating, ventilation, air conditioning, electrical, sewage, plumbing, etc., are in good operating condition, subject to reasonable and ordinary wear and tear; and (iii) to the knowledge of each Seller, the Truck Stop and all improvements located thereon are in full compliance with current building and zoning laws.  No Seller has any information or knowledge that any portion of the Acquired Assets are being condemned or otherwise taken for use as part of any street or highway widening process.

3.20         Continued Operations.  Each of the Sellers’ represents and warrants that the Company shall be able to continue to operate the Truck Stop, without change and without being subject to any Liens, Indebtedness or claims of any nature, on the same basis as it was operated prior to the Closing Date.

3.21         Tax Matters.  The Purchaser shall have no liability for or exposure to any Taxes arising from the operation(s) of the Company or the Acquired Assets prior to the Closing Date.  All necessary and required Tax Returns have been timely filed and are correct in all material respects as to the amount of any Tax owed and have been prepared in compliance with all applicable laws and regulations in all respects; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, member, creditor or other third party; no Seller has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; as of the Agreement Date; no foreign, federal, state, parish or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or any of the Acquired Assets; no information related to Tax matters has been requested by any foreign, federal, State or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company or any Seller from any foreign, federal, State, parish or local taxing authority.

(a)           The Company has not made an election under §341(f) of the Code.  The Company is not liable for the Taxes of another Person (i) under Treas. Reg. § 1.1502-6 (or comparable provisions of state, local or foreign law), (ii) to any Seller’s knowledge, as a transferee or successor, or (iii) by contract or indemnity.  The Company is not a party to any tax sharing agreement; and

(b)           On the date of its formation and at all times thereafter, the Company has been classified as either a sub-chapter “S” corporation under the Code for (i) federal income tax purposes and (ii) for state and local income tax purposes in Louisiana.

(c)           The Company is now a sub-chapter “S” corporation under the Code and was not at any prior time a “C” corporation.

(d)           Not less than twenty (20) days prior to filing any Tax Return for the tax year of 2005 or any part thereof, each such Tax Return shall be submitted to the Purchaser.

3.22         Listed Devices.  The Listed Devices are all of the Devices currently placed in the Truck Stop and each Listed Device is owned by the Company.  Each Seller agrees, as a part of the Closing, to request a coordinated transfer of the Listed Devices from the Louisiana gaming regulatory authorities and to cooperate in the transfer of said Listed Devices and to timely provide all documentation and information as shall be necessary to ensure the orderly and proper transfer of Listed Devices at the Truck Stop, including ensuring that there is no period of time during such a transfer when the Listed Devices are not legally operating at the Truck Stop and available for play by the general public.  Concurrently herewith, each Seller agrees for themselves and to cause the Company to execute a purchase agreement with Southern Trading Company, a Louisiana corporation, or any other designee of the Purchaser, transferring all of Company’s interest in the Listed Devices to Southern Trading Corporation for the total consideration of One Dollar ($1.00) per Device.

(a)           The amount and type of fuel sales at the Truck Stop, at all times for the last twenty-four (24) months, have been sufficient to qualify the Truck Stop, pursuant to the Liquor and Gaming Laws of the State of Louisiana, as a truck stop facility approved to operate not less than fifty (50) Devices.  No Seller has any knowledge of any information that would lead any party to reasonably anticipate any change in the foreseeable future in the level and type of fuel sales at the Truck Stop.  Except as set forth on Schedule 3.23, not more than one (1) percent of all fuel sales at the Truck Stop during any one (1) year period were made to any Seller or any Affiliate of the same.

(b)           The Company currently has and will as of the Closing have a validly issued Establishment License and a Device Owners License and neither of the foregoing is now nor at the Closing shall be subject to any investigation or condition.

3.23         Interest in Competitors, Suppliers and Customers.  Except as set forth on Schedule 3.23, none of the Sellers has any ownership interest in any competitor, supplier or customer of the Company.

3.24         United States Securities Law Compliance.

(a)           No Seller has either directly nor indirectly offered the Shares for sale, nor solicited any offer to buy the Shares, by means of any general advertising or by any other form of general solicitation.  No Seller has either directly nor indirectly offered the Shares for sale, nor solicited any offer to buy the Shares, in any other manner that would require the sale of such Shares to be subject to the registration requirements of the Securities Act or any state securities law, rule or regulation.

(c)           No Seller is selling the Shares on behalf of the Company in connection with the distribution of such Shares.

(d)           Each Seller confirms that he or she did not acquire the Shares with a view to, or for, the resale in connection with any distribution thereof within the meaning of the Securities Act or any state securities law, rule or regulation which would not be exempt from the registration requirements of the Securities Act or any state securities law rule or regulation.

(e)           This Agreement has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms.  Each Seller is of the age of majority and of sound mind and under no mental disabilities whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1           Purchaser represents and warrants to each of the Sellers as follows:.

(a)           The Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify.  The Purchaser possesses all requisite power and authority, and all licenses, permits and authorizations necessary, to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.  The Purchaser is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

(b)           Purchaser has taken all action necessary for the due authorization, execution, delivery and performance of this Agreement and its respective obligations under this Agreement.  Upon execution and delivery by Purchaser and Sellers, this Agreement shall constitute the valid and legally binding obligation of Purchaser in accordance with its terms.

(c)           There are no claims for brokerage commissions of finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Purchaser that will become a liability of the Seller, and Purchaser agrees to indemnify and hold Sellers harmless against any costs or damages incurred as a result of any such claim.

(d)           Execution and delivery by Purchaser of this Agreement, performance by Purchaser of its respective obligations under this Agreement and consummation by Purchaser of the transactions contemplated by this Agreement do not require Purchaser to obtain any consent, approval or action by, or make any filing with or give any notice to, any Person, except such as have been duly obtained or made, as the case may be, and are in full force and effect, and routine filings with regulatory authorities.

ARTICLE V

CONDITIONS PRECEDENT

5.1           Conditions to the Purchaser’s Obligations.  The obligation of the Purchaser to purchase the Shares and the Tract B-2 and to consummate the transactions contemplated in this Agreement shall be expressly subject to the satisfaction and fulfillment, at or before the Closing, of each of the following conditions precedent and any other conditions stated elsewhere in this Agreement.

(a)           There shall be no cause of action, order or preliminary or permanent injunction entered, pending or threatened in any action or proceeding before any United States federal or state court or agency, or any foreign court, of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) enjoining or threatening, in whole or in part, the Company’s current operations, making illegal or prohibiting the consummation of the transactions hereunder, including the transfer of the Shares or the Acquired Assets and/or the operation of Devices at the Truck Stop.

(b)           The representations and warranties of each Seller set forth in this Agreement and the Exhibits, Schedules, attachments, documents, certificates, Financial Statements or other items prepared or supplied to the Purchaser by or on behalf of any Seller or the Company shall be true and correct in all respects on the Closing Date with the same effect as though all such items had been made on and as of such date, and each Seller shall deliver, as a part of the Closing hereunder, to the Purchaser a certificate certifying such or identifying any changes as of the Closing Date.

(c)           The Purchaser shall have received a good standing certificate for the Company dated within fifteen (15) days prior to the Closing Date.

(d)           The Acquired Assets shall be in good physical and operating condition, excepting normal wear and tear only, as existed on the Agreement Date.  No damage or casualty shall have occurred to the Acquired Assets, Devices or operations of the Company prior to the Closing Date.

(e)           Purchaser shall have received a legal opinion, in the form of Exhibit D attached hereto, from legal counsel for the Sellers.

(f)            As of the Closing Date, there shall be no adverse change in the operating results, operations, condition (financial or otherwise), prospects, employee relations or customer or supplier relations of the Company or the Acquired Assets, as applicable.

(g)           The Purchaser shall have received from each Seller as appropriate each of the instruments and other documents referred to elsewhere in this Agreement.

(h)           All Managers, Directors and Officers of the Company shall have resigned effective as of midnight on the Closing Date and the Purchaser shall have received from each Manager, Director and Officer the written resignation described above.

(i)            Each Seller agrees that on or prior to the Closing Date, they shall, as applicable, have executed a purchase agreement between the Company and Southern Trading Corporation, or any other designee of the Purchaser, transferring to Southern Trading Corporation, or such other designee, all of the Listed Devices as of the Closing Date.

5.2           Conditions to the Sellers’ Obligations.  The obligation of each Seller to sell the Shares and the Tract B-2 to the Purchaser shall be subject to the satisfaction and fulfillment, at or before the Closing, of the following conditions precedent:

(a)           There shall be no cause of action, order or preliminary or permanent injunction entered, pending or threatened in any action or proceeding before any United States federal or state court or agency, or any foreign court, of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) enjoining or threatening, in whole or in part, the Company’s current operations, making illegal or prohibiting the consummation of the transactions hereunder, including the transfer of the Shares, the Acquired Assets and/or the operation of Devices at the Truck Stop;

(b)           Purchaser has timely delivered or caused to be delivered the Purchase Price and the Tract B-2 Purchase Price, plus or minus any applicable prorations hereunder, to the Title Company;

(c)           Purchaser shall have performed all obligations and complied with all agreements and covenants required hereunder to be performed by Purchaser on or before the Closing Date;

(d)           Purchaser’s representations and warranties contained herein and in any documents furnished to the Sellers on or prior to the Closing Date shall be true and correct in all respects as of the Closing Date;

(e)           The Title Company has confirmed to Sellers that the Title Company is unconditionally prepared to disburse the Purchase Price and the Tract B-2 Purchase Price (plus or minus all applicable prorations and the Escrow Hold-Back) to the Sellers or their designees subject only to the performance by the Sellers of their respective obligations under this Agreement;

ARTICLE VI

ACT OF CASH SALE, ADJUSTMENTS AND PRORATIONS, CLOSING.

6.1           Act of Cash Sale.  The Tract B-2 Sellers shall convey Tract B-2 to Purchaser by an Act of Cash Sale, attached hereto as Exhibit B, conveying good, marketable and indefeasible fee simple title to Tract B-2 subject only to the encumbrances identified on Schedule 2.2.

6.2           Taxes and Assessments: Closing Costs.

(a)           Real estate and ad valorem taxes, general and special and assessments (collectively “Real Estate Taxes”),  utilities and other similar charges, shall be prorated between the Sellers, as applicable, and the Purchaser as of the Closing Date, such that credits, charges and expenses of the Company, up to 7:00 a.m. local time on the Closing Date and all days preceding the Closing Date, shall be allocated to Sellers, as applicable (regardless of when an invoice is issued or payment for such charges and expenses is due), and credits, charges and expenses after 7:00 a.m. local time on the Closing Date shall be allocated to Purchaser.  The Purchase Price shall be adjusted at the Closing to reflect the prorations.

(b)           If the actual amount of Real Estate Taxes is not known on the Closing Date, Real Estate Taxes shall be prorated on the basis of the rate shown on the last available tax duplicate.  Each Seller represents and warrants that there are no special assessments with regard to the any real property owned by the Company or Tract B-2.  Upon receipt of the final tax duplicate for the period encompassing the Closing Date, the parties shall adjust, outside of the escrow, the proration of Real Estate Taxes based upon the actual tax duplicate.

(c)           If any errors or omissions are made regarding adjustments and prorations as aforesaid, the parties shall make the appropriate corrections promptly upon the discovery thereof. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. Purchaser shall pay for recording fees and any escrow fees and transfer taxes and conveyance fees associated with the conveyance of any real property hereunder.

6.3           Closing.  This transaction shall be closed through an escrow that is to be held by the Title Company, in accordance with the general provisions of the usual form of escrow agreement then in use by such Title Company for transactions similar to this with such special provisions inserted as may be required to conform with this Agreement.  Each party shall execute and deliver on a timely basis all escrow instructions, acts of cash sale, funds, settlement statements and other documents reasonably necessary to accomplish Closing.  In addition to, and not in limitation of, the foregoing:

(a)           On or before the Closing Date, Sellers, as applicable, shall execute, deliver or cause to be delivered to the Title Company all of the items listed below:

i.              The Act of Cash Sale;

ii.             The assignment, in blank, of the Shares;

iii.            The Share Certificates;

iv.            The Company’s corporate records and corporate record book;

v.             Any other instruments then required pursuant to any other sections of this Agreement;

vi.            Mechanics Lien Affidavit required by the Title Company;

vii.           A non-imputation affidavit; and

viii.          Affidavit of non-foreign status, as contemplated by Section 1445 of the Code.

(b)           On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Title Company the Purchase Price and the Tract B-2 Purchase Price, less the Escrow Hold Back and the Deposit, and subject to the prorations and credits as herein provided.

(c)           The transactions provided for in this Agreement shall be completed by the Title Company on the Closing Date by doing each of the following:

i.              by filing the Act of Cash Sale for record in the Records of Calcasieu Parish, Louisiana;

ii.             by causing the issuance of the Title Policy, subject only to the Permitted Encumbrances, and forwarding the Title Policy to Purchaser;

iii.            by prorating taxes, assessments and other amounts, in accordance with this Agreement and the settlement statement, and paying and charging Purchaser and Sellers for those costs and expenses to be paid by Sellers or Purchaser pursuant hereto;

iv.            by disbursing, pursuant to the settlement statement, any and all funds then on deposit hereunder and all documents hereunder to the applicable parties; and

v.             by preparing and forwarding to Purchaser and the Sellers four (4) signed copies of the settlement statement setting forth all receipts and disbursements provided for herein.

(d)           In the event the Title Company is unable to simultaneously perform all instructions set forth in Section 6.3(c) on the Closing Date, the Title Company shall so notify Sellers and Purchaser, and shall retain, unless otherwise instructed by the party depositing the same, all documents and funds deposited with the Title Company until receipt by the Title Company of written instructions executed by Sellers and Purchaser or by a court of competent jurisdiction.

6.4           Possession.  At Noon local time on the Closing Date, Sellers shall cease operation of the Company and the Acquired Assets and shall deliver possession thereof to the Purchaser, and all risk of loss with respect thereto shall pass to the Purchaser or its designee.

6.5           Closing Activities.  The Sellers and Purchaser agree that at 7:00 a.m. local time, or such agreeable time thereafter on the Closing Date, a representative from each of them (the “Representatives”) shall meet at the Truck Stop and shall jointly perform the following functions:

(a)           Representatives of the Purchaser shall be permitted to fully inspect the Truck Stop to ensure it is in compliance with the obligations and representations and warranties contained herein and that the Acquired Assets, including the Required Inventory Levels, are in place;

i.              If less than the Required Inventory Levels are in place, Purchaser shall receive a credit against the Purchase Price for the amount of inventory (at cost not retail) necessary to meet the minimum Required Inventory Levels.

(b)           shall further cooperate to turn over all keys, passwords, accounts, and copies of all records, documents, instruments and any other items necessary for the immediate and complete operation of the Truck Stop; and

(c)           verify that as of the Closing there is no less than $100,000 in cash left in the Company’s operating account.

6.6           Escrow Hold Back.  On the Closing Date, the Title Company shall withhold and pay over to Delafield, who shall act as escrow agent under this Section 6.6 (“Escrow Agent”), the Escrow Hold Back from the Sellers’ proceeds hereunder who shall hold such funds in escrow for the benefit of all parties as outlined herein.  In the event the Purchaser shall receive any invoice, bill or letter demanding payment for any costs, Taxes or any other claims that accrued or relate to any period of time on or prior to the Closing Date (“Escrow Claim”), including, but not limited to, any point liability under the Truck Stop’s frequent player program(s), Purchaser shall send evidence of such Escrow Claim to the Escrow Agent and to the Sellers (“Hold Back Notice”).

(a)           Sellers shall have ten (10) Business Days following their receipt of the Hold Back Notice to serve, in writing to both the Escrow Agent and the Purchaser, any objections they may have to the same.  If no objection is timely served by the Sellers, Escrow Agent is herewith authorized, without further action by any party, to promptly pay such Escrow Claim out of the Escrow Hold Back.

i.              If Sellers shall timely object to any payment out of the Escrow Hold Back and the basis for an objection is that the Operating Costs that are the subject of the Hold Back Notice arose after the Closing Date, then the Escrow Agent shall hold such amount as is identified in the Hold Back Notice until such time as it receives written instructions from all parties to disburse the same; or

ii.             If Sellers shall timely object to any payment out of the Escrow Hold Back and the basis for an objection is anything other than an objection based upon Section 6.6(a)(i)

above, the Escrow Agent shall hold the funds identified in the Hold Back Notice for an additional thirty (30) days, after which it shall disburse such funds at the sole direction of the Purchaser.

(b)           Promptly after that date which is three (3) full calendar months after the Closing Date, Escrow Agent shall release any funds then remaining in the Escrow Hold Back to the Sellers.

6.7           Sellers’ Release.  Each Seller, on behalf of themselves and their heirs, executors, administrators, personal representatives, Affiliates, agents and the employees, owners, members, shareholders, officers, directors, successors and assigns of the Company prior to the Closing Date, hereby fully releases and discharges Purchaser, any other past or future shareholders, members, officers and directors of the Purchaser and their heirs, executors, administrators, personal representatives, successors and assigns and the Company and the Acquired Assets (the “Released Parties”), from any and all rights, claims, actions, causes of action, demands, damages, costs and expenses, claims for salaries or reimbursements, etc., whatsoever that any of the Sellers or any of the foregoing parties now has or may hereafter have against the Released Parties, directly or indirectly, arising out of or in any way relating to any Seller’s operation or ownership of the Truck Stop, the Acquired Assets or the Company, whether as an officer, director, agent, owner, member, shareholder, employee or otherwise.  In addition to the foregoing, each Seller shall cause its owners, members, shareholders, employees, officers and agents to resign, effective as of the Closing Date, any positions they may hold within the Company, including, but not limited to, the positions of director, officer, manager or agent.  Nothing contained in the foregoing is intended to nor shall it be construed as releasing any claims that any Seller may have arising under this Agreement.

ARTICLE VII

OBLIGATION NOT TO DO

7.1           Obligation Not To Do.  For a period of five (5) years after the Closing Date, Sellers neither directly nor indirectly (a) shall own any interest in, manage, be employed by or provide services to or consult with, directly or indirectly in any manner whatsoever, any Person (other than the Company) engaged in gaming or any activities related to the Truck Stop anywhere within the Parish of Calcasieu, (b) shall solicit any current or former customers of the Company concerning gaming or any activities related to the Truck Stop or (c) solicit any current or future employee of the Company to leave the Company’s employment for other employment in gaming or any activities related to the Truck Stop.

(a)           The foregoing restriction is an obligation not to do an act or take an action.  Each Seller, for themselves and their Affiliates, acknowledge that the foregoing obligation not to do an act is a material inducement for the Purchaser to enter into this Agreement and is a necessary, reasonable and appropriate restriction.

(b)           Given the unique and competitive nature of the video poker industry and the operation of truck stop facilities, the parties hereto acknowledge and agree that the restrictions contained in this Section 7.1 are reasonable and necessary to protect the Truck Stop from competition for which it otherwise has little or no ability to defend itself.  The parties hereto further acknowledge and agree that the restrictions contained herein do not impose a burden upon one party which is not commensurate with the risk to any other party.

(c)           If a court of competent jurisdiction determines that the restrictions contained herein are too restrictive to be enforced, in whole or in part, this provision shall not be invalid, and all parties agree that the court shall modify the restrictions contained herein to the extent necessary to permit their enforcement.

(d)           In the event of a breach or threatened breach of the provisions of this section, the Purchaser shall be entitled to an injunction restraining each of the Sellers from competing against the Purchaser or the Company or from rendering any services to any person, firm, corporation, association, partnership or other entity that is competing against the Purchaser.  Nothing contained in this section shall be construed as prohibiting the Purchaser from pursuing any other remedies available for a breach or threatened breach of the restrictions contained in this section, including the recovery of damages from the any of the Sellers.

ARTICLE VIII

MISCELLANEOUS

8.1           Default.  If there is a default under this Agreement, a party not in default shall give notice of the default to the party in default, and the party in default shall have seven (7) calendar days from notice in which to cure the default.  If any default cannot reasonably be cured within the seven (7) day period following notice, the party in default shall have such additional time as is reasonably required to cure the default, provided the party in default diligently and continuously pursues all actions necessary to cure the default and further provided that, in no case, shall the party in default have more than fifteen (15) calendar days from notice in which to cure the default.

8.2           Specific Performance.  Each party shall have the right to enforce this Agreement by specific performance.

8.3           Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State.

8.4           Jurisdiction and Venue.  The exclusive jurisdiction and venue for any disputes arising under this Agreement and any instruments or transactions contemplated by this Agreement shall be the 14th Judicial District Court, Calcasieu Parish, Louisiana.

8.5           Notices.

(a)           All communications under this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid:

i.              if to Sellers, at:

Robert E. Christman and Louise C. Christman

809 Henrietta Lane

Lake Charles, Louisiana 70605

Roger L. Miller and Yvonne Leger Miller

6128 White Oak Drive

Lake Charles, Louisiana 70615

Copy to:

Joseph A. Delafield

A Professional Corporation

3401 Ryan Street, Suite 307

P.O. Box 4272

Lake Charles, LA 70606

Facsimile: (337) 477-4738

ii.             if to Purchaser, at:

Gameco Holdings, Inc.

Attn: Stan Guidroz

c/o Jalou

1869 Mills Highway

Breaux Bridge, Louisiana 70517

Facsimile: 337-507-2280

Copy to:

Hahn Loeser & Parks LLP

3300 BP Tower

200 Public Square

Cleveland, Ohio 44114

Attn: Stanley R. Gorom III, Esq.

Facsimile: (216) 274-2460

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)           Any notice so addressed, postage prepaid, and mailed by registered or certified mail shall be deemed to be given on the third Business Day after the date it is mailed.

8.6           Survival: Indemnification.

(a)           All warranties, representations and covenants made by Purchaser or by Sellers in this Agreement or in any certificate or other instrument delivered by Purchaser or Sellers under this Agreement shall be considered to have been relied upon by Seller or Purchaser, as the case may be, and shall survive delivery by Sellers to Purchaser of the Shares or the payment by Purchaser to Sellers of the Purchase Price or the Tract B-2 Purchase Price, regardless of any investigation made by Sellers or Purchaser or on Sellers’ or Purchaser’s behalf.  All statements on any certificate or other instrument delivered hereunder shall constitute warranties and representations by Sellers or Purchaser, as the case may be.

(b)           Sellers, jointly and severally, shall indemnify, defend and hold Purchaser and its shareholders, officers, directors and agents harmless from all damages, losses, claims, obligations, fees, liabilities and expenses, including reasonable counsel fees incurred in litigation or otherwise (“Damages”) assessed, incurred, paid or sustained by or against them with respect to or arising out of, directly or indirectly:

i.              the failure of any representation or warranty made by Sellers in this Agreement or in any Schedule, Exhibit or certificate, document or instrument delivered pursuant to this Agreement to be true and correct in all respects as of the Closing Date; and

ii.             the failure of Sellers to perform and comply in all material respects with all agreements, obligations and conditions required of Sellers under this Agreement when and as required by this Agreement.

(c)           if a suit or administrative proceeding is brought against Purchaser or its parents, subsidiaries or affiliates and/or directors, officers, stockholders, members, partners, agents, servants, employees, successors or assigns or each or any of them (each, an “Indemnified Party”) to recover for or on account of any liability for which Sellers are responsible under this Agreement and/or law or as a result of a breach by any Seller of this Agreement, Sellers shall appear and defend that suit or administrative proceeding at Sellers’ sole cost and expense (including, but not limited to, court costs and attorney fees and expenses) and shall pay any judgment (or settlement in lieu thereof) that may be entered against one or more of the Indemnified Party, as the case may be.  If, in an Indemnified Party’s reasoned opinion, it becomes necessary for the Indemnified Party to defend itself in a suit or administrative proceeding, Sellers shall pay all court costs, attorney fees and expenses and other expenses incurred by the Indemnified Party.

8.7           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Sellers and Purchaser and the successors and assigns of each of them.  Sellers shall not assign any or all of their rights or obligations under this Agreement without the prior written consent of Purchaser or its successors and assigns, as the case may be.  Purchaser and its successors and assigns shall not assign its rights or obligations under this Agreement without Sellers’ prior written consent except that Purchaser without Sellers’ prior written consent may assign its rights and obligations under this Agreement to any Person who purchases the part of the Shares owned by the Purchaser and except that the Purchaser and its successors and assigns may assign their rights and obligations under this Agreement without Sellers’ prior written consent to any Person that acquires all or substantially all of the Company’s assets.  If, pursuant to the requirements in this Section 8.7, Purchaser assigns its rights and obligations under this Agreement without Sellers’ prior written consent, Purchaser shall not be responsible for any failure of the assignee to satisfy the obligations assigned.  If consent to an assignment is required and if consent is given, the party giving the consent shall specify whether the party or parties assigning his, its or their rights under this Agreement shall or shall not continue to be responsible for any failure of the assignee to satisfy the obligations assumed.

8.8           Entire Agreement; Amendment and Waiver.  This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior agreements or understandings with respect to the subject matter hereof between the parties.  This Agreement may not be amended, and the observance of any term of this Agreement may not be waived, without Purchaser’s or Sellers’ prior written consent, as the case may be.  Unless expressly provided otherwise in the Agreement, no act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, or be construed as, as a waiver or otherwise prejudice such party’s rights, powers and remedies under this Agreement.

8.9           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on the parties hereto.

8.10         Additional Instruments and Information.  All parties agree and obligate themselves to promptly execute any additional documents and instruments and take any other actions necessary and proper for the complete and expeditious implementation and satisfaction of the provisions and intent of this Agreement.  In addition, each Seller agrees that during and subsequent to the sale transaction, each Seller shall have a continuing duty to supply such information and documentation and to perform such acts as may be required by any federal, state or local authority or the Liquor and Gaming Laws of the State of Louisiana.

8.11         Mutual Negotiation.  Sellers and Purchaser agree they have participated jointly in the negotiation and drafting of this Agreement and, if there is an ambiguity or question of intent or question of interpretation concerning this Agreement, this Agreement shall be construed as having been jointly negotiated and drafted by all parties without the creation of any burden of proof favoring or disfavoring any party that arose from the negotiation and drafting of this Agreement.

8.12         Severability.  Each provision of this Agreement shall be considered severable and, and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined to be invalid and contrary to any existing or future law, that invalidity shall not impair the operation of, or affect, those provisions of the Agreement that are valid, provided the valid provisions remaining result in an equitable agreement.

8.13         Force Majure.  Any time period or obligation to timely perform imposed upon any party hereunder shall be extended as necessary when performance of such obligation(s) is rendered impossible or unreasonably difficult as a result of any acts of God, war, labor strikes or unrest, weather, acts of terrorism, general disruptions to the economy or day-to-day operations of the government of the Parish of Calcasieu, the State of Louisiana or the United States of America which make conducting general business unreasonably difficult or impossible.

8.14         Legal Fees.  Following the Closing, in any action by one party to the Agreement against the other party to enforce its rights under this Agreement and/or any instrument contemplated by this Agreement, the losing party shall reimburse the prevailing party for the reasonable and verifiable attorney fees and for the costs and expense incurred by the prevailing party in enforcing its rights and remedies under this Agreement.

8.15         Closing Costs.  Except as provided otherwise herein, each party shall be responsible for its own closing costs and fees.

8.16         Gender and Plurals.  Whenever required by the context of this Agreement, the masculine gender shall include the feminine and neuter genders, and vice-versa, and the singular shall include the plural and vice-versa.

8.17         Paragraph and Section Headings.  The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

8.18         Resolutory Condition.  Sellers and Purchaser acknowledge and agree that it is not their intent to create a vendor’s lien, mortgage or resolutory condition in this Agreement and that, if one is created, it is hereby released, relinquished, renounced and waived.

8.19         Incorporation.  Any and all Schedules, Exhibits or other documents referred to herein or attached hereto are incorporated herein as if fully rewritten in this Agreement.

8.20         Employee Contact and Communication.  Purchaser agrees that, with the exception of the Truck Stop’s manager and bookkeeper, the Purchaser will not contact any employee of the Truck Stop without the prior oral permission of any one of the Sellers.  Both parties agree that they will not disclose the Purchase Price to any third-party without the prior consent of the other party, excepting only disclosures: (i) as may be required for the purpose of reporting any Taxes arising as a result hereof; (ii) to any and all governmental authorities, including any and all state gaming or other regulators; and (iii) to any and all agents or employees of any party hereto, including accountants, attorneys, lenders, investment bankers, title agents or other similar parties.

THUS DONE AND PASSED on the 12th day of December, 2005, at the City of Lake Charles, State of Louisiana, the undersigned parties having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	SELLERS:

/s/ Rebecca A. Hughes	/s/ Roger L. Miller, Sr.
ROGER L. MILLER, SR., Seller

/s/ Brenda Delafield	/s/ Yvonne Leger Miller
YVONNE LEGER MILLER, Seller

/s/ Robert E. Christman
ROBERT E. CHRISTMAN, Seller

/s/ Louise C. Christman
LOUISE C. CHRISTMAN, Seller

/s/ Joseph A. Delafield
NOTARY PUBLIC

THUS DONE AND PASSED on the        day of December, 2005, at the City of Lake Charles, State of Louisiana, the undersigned parties having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	JALOU II, INC:

/s/ Rebecca A. Hughes	By:	/s/ Stan Guidior, Authorized Rep.
Jeffery P. Jacobs, Authorized Officer

/s/ Brenda Delafield

/s/ Joseph A. Delafield
NOTARY PUBLIC

SCHEDULES AND EXHIBITS

1.	Schedule 1.3	Acquired Assets
2.	Schedule 1.4	Adverse Effects of Hurricane Rita
3.	Schedule 1.17	Excluded Assets
4.	Schedule 1.18	Excluded Liabilities
5.	Schedule 1.23	Listed Devices
6.	Schedule 2.2	Tract B-2 Permitted Encumbrances
7.	Schedule 3.1(d)	Ownership of Shares
8.	Schedule 3.5	Permits
9.	Schedule 3.7	Financial Statements
10.	Schedule 3.8	Absence of Certain Developments
11.	Schedule 3.9	Compliance with Laws
12.	Schedule 3.10	Pending/Threatened Actions
13.	Schedule 3.11	Undisclosed Liabilities
14.	Schedule 3.12	List of Employees
15.	Schedule 3.13	Employee Benefits
16.	Schedule 3.14	Title to Assets
17.	Schedule 3.17	Environmental Matters
18.	Schedule 3.17(b)	Authorizations
19.	Schedule 3.17(c)	Orders
20.	Schedule 3.17(b)	UST/AST
21.	Schedule 3.18	Insurance

A.		Easement
B.		Tract A and Tract B-2
C.		Act of Cash Sale
D.		Legal Opinion

EXHIBIT A

[Easement]

 STATE OF LOUISIANA

PARISH OF CALCASIEU

SERVITUDE/EASEMENT

BE IT KNOWN, that, before the undersigned Notary(ies) Public in the State of Louisiana, and in the presence of the undersigned competent witnesses, personally came and appeared:

                      , having an address at                                          (“Grantor”), in favor of FUEL STOP 36, INC.,  a Louisiana limited liability company, having an address at 108 N. Highway 397, Lake Charles, Louisiana 70616 (“Grantee”).

Each of whom did execute this Servitude/Easement (the “Easement”) this       day of                     , 2005 (“Easement Date”).

RECITALS

a.             Grantor is the owner of certain real property upon which is situated an access street named “Wright Road” with its eastern most terminus at Opelousas Street in the City of Lake Charles, Parish of Calcasieu, State of Louisiana (the “Roadway”);

b.             Grantee is the owner of certain real property located adjacent to the Roadway in the City of Lake Charles, Parish of Calcasieu, State of Louisiana (the “Grantee’s Property”); and

c.             The Roadway and the Grantee’s Property are identified on Exhibit A attached hereto and incorporated by this reference herein.

NOW, THEREFORE, in consideration of ten and no/100 dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Incorporation of recitals.  The foregoing recitals are incorporated herein as if fully rewritten herein.

 2.            Grant of access, ingress and egress easement.  Grantor does hereby give, grant, bargain, sell, release and convey to Grantee, its successors and assigns forever, the perpetual non-exclusive right to move pedestrian and vehicular traffic over, on and across the Roadway, including semi-tractor trailers and any other vehicles.

3.                                       Repair of Easement.  Grantor and Grantee shall mutually agree upon the extent, type and nature of any repairs and maintenance needed to the Easement Area on the Roadway (as identified on Exhibit A).  Grantee will be responsible for no more than one-half (1/2) of the costs of all such agreed upon repairs and/or maintenance.

4.                                       Limitation on Grant.  This Easement does not contain and grants to Grantee no rights to the subsurface of any easement area, all such rights and privileges being expressly reserved to the Grantor.

5.                                       Not a Public Dedication.  Nothing contained herein shall be deemed to be a gift or dedication of any portion of any easement area to the general public or for the benefit of the general public or for any public purpose whatsoever, it being the intention of the Grantor that this Easement shall be strictly limited to and for the purposes herein expressed.

6.                                       Successors.  The terms, covenants and provisions of this Easement shall extend to and be binding upon the respective heirs, personal representatives, administrators, executors, beneficiaries, successors and assigns, as applicable, of Grantor and Grantee.  The parties agree that the easements, covenants, conditions and terms hereof are intended to and shall run with the land and shall benefit the Grantee’s Property and burden the Grantor’s Property.

7.                                       Representations or Warranties.  Grantor does hereby represent and warrant to the Grantee that it is well seized of the Grantor’s Property and have full, right, title and interest in the same and full right, title and power to grant the easements described herein.

8.                                       Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given: (i) if personally delivered; (ii) three (3) days after being placed in the United States’ mail, certified, return receipt requested; or (iii) one (1) day after being placed for delivery with a nationally recognized overnight courier, in each case addressed to the addresses first above written.

9.                                       Mutual Indemnification.

(a)           Grantor does herewith indemnify, defend and hold harmless Grantee from any and all claims, expenses, losses, causes of action or liabilities it may suffer as a result of the use of the Easement Area by Grantor or any of their employees, agents, customers or invitees, including the occupants of the industrial park located to the West of the Easement Area.

(b)           Grantee does herewith indemnify, defend and hold harmless Grantor from any and all claims, expenses, losses, causes of action or liabilities they may suffer as a result of the use of the Easement Area by Grantee or any of its employees, agents, customers or invitees.

10.                                 If any portion of this Easement or any provision herein shall be found to be invalid or unenforceable, the remaining provisions shall continue to be fully effective and enforceable and the Grantor do hereby consent to the modification hereof, in any manner as a court may deem necessary, to preserve the grant of easements contained herein.

THUS DONE AND PASSED on the           day of                             , 2005, at the City of                          , Parish of                                     , State of                                    , the undersigned party having affixed her signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	GRANTOR:

By:
		,	President

NOTARY PUBLIC

THUS DONE AND PASSED on the               day of                          , 2005, at the City of                            , Parish of                                   , State of                        , the undersigned party having affixed her signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	GRANTEE:
FUEL STOP 36, INC.

By:
		,	Manager

NOTARY PUBLIC

This Instrument prepared by and after
recording please return to:

Stanley R. Gorom III, Esq.

Hahn Loeser & Parks LLP

3300 BP Tower

200 Public Square

Cleveland, Ohio 44114

Phone: (216) 274-2461

EXHIBIT B

[Survey of Tract A and Tract B-2]

EXHIBIT C

STATE OF LOUISIANA

PARISH OF CALCASIEU

ACT OF CASH SALE OF IMMOVABLE PROPERTY

BE IT KNOWN, that, before the undersigned Notary(ies) Public in the State of Louisiana, and in the presence of the undersigned competent witnesses, personally came and appeared:

ROBERT E. CHRISTMAN, a resident of the State of Louisiana, and whose mailing address is declared to be 108 N. Highway 397, Lake Charles, Louisiana 70616, and

LOUISE C. CHRISTMAN, a resident of the State of Louisiana, and whose mailing address is declared to be 108 N. Highway 397, Lake Charles, Louisiana 70616,

(ROBERT E. CHRISTMAN and LOUISE C. CHRISTMAN are collectively, the “Seller”),

who declared that for and in consideration of the sum of                      Dollars ($                 ), and other good and valuable consideration, in cash paid, the receipt and sufficiency of which are hereby acknowledged by the Seller, Seller does hereby grant, bargain, sell, convey, transfer, assign, deliver, and set over with full guarantee and with full warranty of title, and with subrogation to all rights and actions of warranty against all previous owners that Seller may otherwise have, unto:

FUEL STOP 36, INC., a corporation of the State of Louisiana, domiciled and with its principal place of business in the Parish of Calcasieu, with federal tax identification number                  , and whose mailing address is declared to be                                                       , hereinafter referred to as “Purchaser”,

purchasing and accepting for itself, its successors and assigns, and acknowledging the delivery and possession thereof, the following described property, with all of its component parts, including all rights, ways, privileges, servitudes and appurtenances thereto belonging, to-wit:

COMMENCE AT THE INTERSECTION OF THE WEST RIGHT-OF-WAY LINE OF LA. HWY 397 AND THE NORTH RIGHT-OF-WAY LINE OF THE SOUTHERN PACIFIC RAILROAD THENCE ALONG THE SAID NORTH RIGHT-OF-WAY LINE N88°58’45”W A DISTANCE OF 199.60 FEET TO THE POINT OF BEGINNING; THENCE FROM THE POINT OF BEGINNING CONTINUE ALONG THE NORTH RIGHT-OF-WAY LINE OF THE SOUTHERN PACIFIC RAILROAD N88°58’45”W A DISTANCE OF 399.30 FEET TO A POINT AND CORNER; THENCE N00°58’21”E A DISTANCE OF 260.00 FEET TO A POINT AND CORNER; THENCE S89°01’39”E A DISTANCE OF 10.00 FEET TO A POINT AND CORNER; THENCE N00°58’21”E A DISTANCE OF 43.77 FEET TO A POINT AND CORNER; THENCE S88°58’45”W A DISTANCE OF 225.26 FEET TO A POINT AND CORNER; THENCE ALONG AN ARC OF A CURVE TO THE LEFT 86.39 FEET HAVING A RADIUS OF 55.00 FEET AND A LONG CHORD THAT BEARS N46°01’15”E A DISTANCE OF 77.78 FEET TO A POINT AND CORNER; THENCE N01°01’15”E A DISTANCE OF 286.23 FEET TO THE SOUTH RIGHT-OF-WAY LINE OF WRIGHT RD. AND CORNER; THENCE ALONG SAID SOUTH RIGHT-OF-WAY LINE S88°58’45”E A DISTANCE OF 109.30 FEET TO A POINT AND CORNER; THENCE LEAVING SAID SOUTH RIGHT-OF-WAY LINE S01°01’15”W A DISTANCE OF 645.00 FEET TO THE POINT OF BEGINNING CONTAINING WITHIN SAID BOUNDS 3.647 ACRES MORE OR LESS BEING MORE FULLY SHOWN HEREON.

TO HAVE AND TO HOLD the above described property unto the said Purchaser, the Purchaser’s successors and assigns, forever. The taxes for the above described property shall be prorated as of the date of transfer and the Seller declares that all taxes due and eligible on the property herein sold through the calendar year prior to the date of transfer have been timely paid by the Seller.  Subject to the proration, the Purchaser shall be responsible for remitting the taxes for the calendar year in which the above described property shall transfer and all future taxes as they shall become due and payable.

The Seller hereby declares that the property herein conveyed has not been heretofore alienated by the said Seller and that as of the Closing there shall be no mortgages, liens or encumbrances of record against the said property.

The Seller declares that in the federal, state or local courts there are no judgments, general or particular, of record against the said property.

The Seller hereby agrees to deliver possession of the above described property to the Purchaser on even date herewith.

All parties signing the within instrument, whether as parties or as witnesses, have declared themselves to be of full legal capacity.

All agreements and stipulations herein and all of the obligations assumed herein shall inure to the benefit of and be binding upon the successors and assigns of the respective parties, and the Purchaser, its successors and assigns shall have and hold the above described property in full ownership forever.

No title examination has been requested of or performed by me, Notary.   The title description is provided by the parties, and the Notary appears solely and only for the purpose of notarizing this document.

Both parties agree and obligate themselves to promptly execute any additional acts, documents and/or instruments necessary and proper for the complete and expeditious implementation and satisfaction of the provisions and intent of this Act of Cash Sale.

The parties hereto have participated jointly in the negotiation and drafting of this Act of Cash Sale.  In the event any ambiguity or questions of intent or interpretation arise, this Act of Cash Sale shall be construed as if jointly drafted by the parties and no presumption or burden of proof shall arise favoring any of the parties by virtue of authorship of any of the provisions of this Act of Cash Sale.

In the event of a default of any condition or obligation of this Act of Cash Sale on the part of any of the parties hereto which results in the institution of any legal proceeding, the non-prevailing party shall pay to the prevailing party of the litigation all reasonable costs and expenses of the legal proceeding, and any appeal there from, including attorney’s fees.

No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provisions of this Act of Cash Sale shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provisions of this Act of Cash Sale at any time shall be deemed a waiver of any other provision of this Act of Cash Sale at such time, nor will it be deemed a valid waiver of such.

No determination by any court, governmental body or otherwise that any provision of this Act of Cash Sale or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision thereof, or (b) that provision in any circumstance not controlled by the determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

All questions concerning the construction, validity, and interpretation of this Act of Cash Sale and the performance of the obligations imposed hereby shall be governed by the laws of the State of Louisiana.

The parties do not intend, nor shall this Act of Cash Sale be construed as, creating any resolutory conditions, vender’s lien(s), or stipulation pour autri and if any of the foregoing are deemed created by this instrument the same are herewith waived by the parties hereto.

THUS DONE AND PASSED on the               day of                             , 2005, at the City of                        , Parish of                                      , State of                            , the undersigned party having affixed her signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:

Robert E. Christman

NOTARY PUBLIC

THUS DONE AND PASSED on the             day of                                       , 2005, at the City of                            , Parish of                                             , State of                                         , the undersigned party having affixed her signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:

Louise C. Christman

NOTARY PUBLIC

THUS DONE AND PASSED on the                    day of                                  , 2005, at the City of                                , Parish of                                      , State of                                 , the undersigned party having affixed her signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:	PURCHASER:
FUEL STOP 36, INC.

By:
, Manager

NOTARY PUBLIC

EXHIBIT D

[Legal Opinion]

[Letterhead]

                               , 2005

JALOU II, INC.

1869 Mills Highway

Breaux Bridge, Louisiana 70517

Re:          Purchase Agreement, dated as of November      , 2005

Ladies and Gentlemen:

We have acted as counsel for Fuel Stop 36, Inc., a Louisiana corporation (the “Company”), Roger L. Miller, Yvonne Ledger Miller, Robert E. Christman and Louise C. Christman (Roger L. Miller, Yvonne Ledger Miller, Robert E. Christman and Louise C. Christman are collectively, the “Sellers”) in connection with the transactions contemplated by the Purchase Agreement, dated December    , 2005 (the “Agreement”), by and among the Company, the Sellers and JALOU II, INC., or its designee, a Louisiana corporation (the “Purchaser”).   Capitalized terms used but not defined herein are used as defined in the Agreement.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement and certain of the other Transaction Documents as listed on Exhibit A (attached hereto and incorporated herein by reference) and referred to collectively as the “Transaction Documents,” (ii) such company records and other agreements, documents and instruments necessary to give the opinions set forth below and (iii) such certificates or comparable documents of public officials and officers and representatives of the Company and Sellers, as the case may be, and we have made such inquiries of such officers and representatives and considered such matters of law as we have deemed appropriate.

In all cases, we have assumed the genuineness of signatures on all documents except those of the Company and the Sellers, the legal competence of each person signing on behalf of each party, the authenticity and completeness of documents submitted to us as originals and the conformity to authentic original documents of documents submitted to us as copies.  As to the opinions expressed in Section 7 below, only, we have entirely relied upon certificates of Officers of the Company originals of which are attached hereto (the “Certificates”).  We have no independent knowledge of any information, circumstances or set of facts that would cause us to question the veracity of the information contained in the Certificates.

Based upon the foregoing, we are of the opinion, as of the date hereof, that:

1.               The Company is duly organized, validly existing and in good standing under the laws of the State of Louisiana, with all requisite corporate power and authority to own its properties and to conduct business as described in the Agreement.  The Company is duly qualified to carry on its business as currently being conducted in each jurisdiction where such qualification is required, including, but not limited to the State of Louisiana.

2.               The Agreement has been duly authorized, executed and delivered by the Company and the Sellers, and the Agreement constitutes the legal, valid and binding obligations of the Company and the Sellers, enforceable against each of them in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors generally.

3.               The execution and delivery by the Company and the Sellers of the Agreement and the performance of their obligations there under will not, as applicable, (a) result in the violation of any Louisiana corporate or federal or state securities statutes or regulations, or any order or decree known to us to have been issued by any court or governmental authority which is binding upon the Company or the Sellers or any of their respective property, or (b) conflict with or result in a breach or violation of any of the terms or provisions of the Company’s Articles of Incorporation or Bylaws or violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any material agreement or instrument to which the Company or the Sellers is a party or by which any of the Company’s assets or properties are bound or result in creation of a lien upon any of the properties or assets of the Company, under any agreement of the Company or the Sellers.

4.               The authorized capital stock of the Company consists of:                       of Common Stock, without par value (the “Common Stock”), of which                       will be issued and outstanding (the “Shares”) upon the sale of the shares to the Purchaser in accordance with the terms and conditions of the Agreement.  The Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights under the laws of Louisiana, the Articles of Incorporation and Bylaws of the Company or under any agreement to which the Company or any of the Sellers are a party.  The Sellers are each the legal, beneficial and record owner of all the issued and outstanding shares of Common Stock of the Company, free and clear of any lien, encumbrance or claim, and prior to the sale of the Shares, the Sellers are the sole shareholders of the Company.

5.               The Shares have been duly authorized for sale to the Purchaser pursuant to the Agreement and, when issued and delivered by the Sellers pursuant to the Agreement against payment of the consideration therefor as provided therein, will be duly authorized, validly issued, fully paid and non-assessable.  After delivery of the Shares to Purchaser, the Purchaser will be the sole shareholder of the Company.

6.               The sale of the Shares as contemplated by the Agreement is not subject to any statutory or contractual preemptive rights.  There are no outstanding options, warrants or other rights, agreements or obligations calling for the issuance of Common Stock.

7.               No actions, suits, claims or proceedings against the Company other the Sellers are pending nor are any actions, suits, proceedings or claims threatened, that if adversely determined would, either in any single case or in the aggregate, question the validity of or prevent the consummation of the transactions contemplated by the Agreement or have a Material Adverse Effect on the financial conditions, properties or operations of the Company.

8.               Please note that no title examination of the Company’s or the Sellers’ assets has been requested of or performed by the undersigned.

9.               This opinion letter is given solely to the Purchaser and its designee and may be relied upon only by the Purchaser and its designees and may not be relied upon by any other party or entity, except for the Purchaser’s lender, for any purpose whatsoever.  This opinion letter may not be quoted, circulated or published without the prior written consent of the issuer, except among the Purchaser’s officers, agents, lender and representatives and as necessary to enforce the terms of this opinion letter or the Agreement.  The opinions stated herein are made as of the date hereof, and we assume no obligation to advise you of any changes to the foregoing.

Very truly yours,